SHAREHOLDERS AGREEMENT

      THIS AGREEMENT AMONG SHAREHOLDERS ("Agreement") is made and entered into as of the 30th day of August, 2004, by and between Western Media Group Corporation, a Minnesota corporation ("WMGC") having its principal office at 11 Oval Drive, Suite 200B. Islandia, NY 11749, MedLink West, Inc., a California corporation having its principal office at 550 S. Hope Street Suite 2260 Los Angeles, CA 90071 ("MLW") and Tokyo Consulting Group ("TCG") a Japanese corporation having its principal office at 3-8-13 Ginza, Chuo-ku, Tokyo 104-0061, Japan (collectively, the "Shareholders" and individually, a "Shareholder").

                              W I T N E S S E T H:

      WHEREAS, WMGC formed MedLink FE, Inc. ("Company") for the purpose of providing marketing, implementation, customer service and support for the Med-Link VPN and other related products and services.(the "Products") sold by WMGC and/or its subsidiaries, Med-Link USA, Inc., Medlink West, Inc. and Med Link VPN, Inc in Far Eastern Countries, including, but not limited to, Japan (the "Territory"); and

      WHEREAS, the Company was incorporated as a Delaware corporation on the 18th day of August, 2004; and

      WHEREAS, the Company's authorized capital consists of one class of common stock ("Common Stock") consisting of 100 authorized shares; and

      WHEREAS, the Shareholders are desirous of entering into this Agreement for the purpose of setting forth their respective rights and duties in connection with the formation of the Company and the financing, management and operation of its business.

      NOW, THEREFORE, it is agreed as follows:

1. Principal Office. The Company shall have its initial principal office at such place as may be designated by the Shareholders from time to time.

2. Directors. The Company shall have a seven member Board of Directors (the "Board") consisting of four representatives appointed by WMGC and three appointed by TCG. Each of the Shareholders agrees to use its best efforts from time to time to promptly elect the designees (and any replacement designees) of WMCG and TCG as directors.

3. Officers. The Board shall appoint officers at meetings duly called and held for such purpose, by a vote of a majority of its members. Officers shall serve for such terms as may be designated by the Board.

4. Purchase of Stock. Each Shareholder hereby agrees to purchase the number of shares of the Company's Common Stock (the "Shares") for the consideration indicated below:

      a. WMGC shall purchase 34 shares for its initial capital contribution of entering into with the Company a Value Added Reseller Agreement ("VAR") attached hereto and the license described in Section 7 of this Agreement for the Products offered by Company..

      b. MLW shall purchase 33 shares for its initial capital contribution of providing all sales, marketing and service support to the Company as shall reasonably be required by the Company for the period from the date hereof to August 30, 2009, (which shall automatically renew on an annual basis unless terminated by WMGC) including, but not limited to, specific marketing material and additional services and licenses as may required.

      c.    TCG shall purchase 33 shares for its initial capital contribution of
            (i) providing to the Company on a rent-free basis for the period from the date of this Agreement to August 30, 2009 an office in Tokyo, designated at this time to be 3-8-13 Ginza, Chuo-ku, Tokyo 104-0061, Japan, (ii) assisting the Company in its execution of the VAR and (iii) providing to the Company for the period from the date of this Agreement to August 30, 2009 (which shall automatically renew on an annual basis unless terminated by WMGC) all reasonably required translation, marketing, implementation, customer service and support for the Med-Link VPN and other related products and services sold by WMGC and/or its subsidiaries Med-Link USA, Inc., Medlink West, Inc. and Med Link VPN, Inc. in Far Eastern Countries, including, but not limited to, Japan.

5. Issuance of WMGC Stock to TCG. As additional consideration for TCG entering into this Agreement, and the services to be performed by TCG as set forth above, WMGC agrees to issue Two Hundred and Fifty (250,000) shares of its $.01 par value per share common stock to TCG. In connection therewith, TCG represents and warrants to WMCG that it is acquiring such shares for investment and not with a view to the distribution thereof and it acknowledges that the transfer of such shares is restricted under the United States securities laws.

6. Net Profits. Net profits, as defined below, shall be distributed to the Shareholders as a dividend on the last business day of each calendar year, unless otherwise agreed upon by the Shareholders. The dividend will be paid to the Shareholders in proportion to their relative stockholdings.

      Net Profits = Gross Sales - (Taxes + Expenses)


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

7. License. WMGC hereby grants to the Company a revocable, non-transferable, royalty free, license to use the trade names "Med-Link" and "Med-Link VPN" for the limited purposes of promoting the Products and providing the services required hereunder for a period of 5 years from the date hereof and will renew automatically on an annual basis. The Company shall not copy nor modify, in any way, any licensed material made available to it pursuant to the foregoing license. All licenses granted under this Agreement are terminable by WMGC at any time.

8. Transfer of Shares. Without the prior written consent of all of the Shareholders (the "Required Consent"), a Shareholder may not sell, transfer, assign or otherwise dispose of, or permit, voluntarily or involuntarily, any Encumbrance (as defined below) upon, all or any portion of such Shareholder's Shares. Any such purported sale, transfer, assignment or other disposition or Encumbrance of Shares (hereinafter collectively referred to as a "Transfer") without the Required Consent shall be void and shall not bind the Company. If the Required Consent to the Transfer has been obtained, such Transfer may be made only if (i) the other provisions of this Agreement do not otherwise prohibit the Transfer, (ii) a duly executed and acknowledged counterpart of the instrument effecting such Transfer in form and substance satisfactory to the Board shall have been delivered to the Company, (iii) the assignee shall have expressly agreed to be bound by the provisions of this Agreement and to assume all of the obligations imposed upon Shareholders hereunder, (iv) the assignor and the assignee shall have executed or delivered such other instruments as the Board may deem necessary or desirable to effectuate such Transfer, including, but not limited to, an opinion of counsel that the Transfer complies with the provisions of the Securities Act of 1933, as amended (the "Securities Act") as of the date of the Transfer and any applicable securities or "Blue Sky" law of any state or other jurisdiction, or an exemption there from, and (vi) the assignor or assignee shall have paid all reasonable expenses and legal fees relating to the Transfer. For the purposes of this Agreement, an "Encumbrance" shall mean any security interest, pledge, mortgage, lien, charge, adverse claim, preferential arrangement or restriction of any kind.

9. Legends Imprinted on Certificates. By execution of this Agreement, the Shareholders indicate their agreement to the Transfer restrictions set forth in
Section 8 of this Agreement. The Shareholders also acknowledge that neither the issuance nor the resale of the Shares has been registered or qualified under applicable federal or state securities laws. The Shareholders agree that the following legend will be imprinted on each certificate representing Shares restricted from resale under paragraph 8 of this Agreement:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED,HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH THE REGISTRATION PROVISIONS OF THE ACT OR PURSUANT TO AN EXEMPTION THERFEFROM AND IN ACOCRDANCE WITH AN AGREEMENT AMONG SHAREHOLDERS, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY."


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

10. Termination. This Agreement shall remain in effect until) the Company effects a public offering of its securities, or unless the Shareholders shall otherwise agree.

11. Trade Secrets and Unfair Competition. Each of MLW and TCG understands that the business of WMGC, Med-Link USA, Inc. and Med-Link VPN, Inc. (collectively, the "WMGC Companies") is unique. It is further understood that, in the course of rendering services pursuant to this Agreement, or in having its shareholders or designees serve as officers, directors or employees of the Company, MLW and TCG will have access to the WMGC Companies' confidential and proprietary information and trade secrets, including patentable and non-patentable technology, customer or client lists and other items of information. The use of such items or the solicitation of the WMGC Companies' clients by MLW and TCG or its shareholders, officers, directors, employees or agents (collectively, the "MLW and TCG Parties") except as permitted by this Agreement, would materially and adversely affect the WMGC Companies, economically and otherwise. Accordingly:

      a. MLW and TCG agree, for itself, and for the MLW and TCG Parties, not to disclose to others, or take or use for the MLW and TCG Parties' own purposes or the purposes of others, during or after the term of this Agreement, any trade secrets, confidential information, knowledge, data or know-how of the WCMG Companies in their or the Company's possession, however acquired, whether or not acquired by work product or otherwise. Each of MLW and TCG agrees that this obligation applies not only to technical information, but also to any business, financial or marketing information that the WMGC Companies utilize. Any information the WMGC Companies which is not readily available to the public shall be considered to be a trade secret unless the WMGC Companies advise MLW and TCG otherwise in writing.

      b. MLW and TCG agree that for a period of three years immediately following termination of this Agreement, neither MLW and TCG, nor the MLW and TCG Parties shall interfere with the business of the WMGC Companies in any manner, including, without limitation, by inducing an employee or associate to leave the WMGC Companies, or by inducing a consultant or other independent contractor to sever that person's relationship with the WMGC Companies, or disrupting the WMGC Companies' relationships with customers, agents, representatives or vendors or otherwise.

      c. Each of MLW and TCG agrees, for itself, and for the MLW and TCG Parties, at any time during the term of this Agreement, or for a period of three years thereafter, that they shall not compete, directly or indirectly, with the WMGC Companies, in any way; provided, however, that nothing contained herein shall prevent the MLW and TCG Parties from collectively owning, as passive shareholders, no more than 5% of a company in the same line of business as the WMGC Companies. MLW and TCG shall be responsible for a breach of this covenant by any of the MLW and TCG Parties.


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

      d. In the event that any portion of this Section 11 is determined to be unenforceable, such enforceable portion shall be severable and the balance shall remain valid and fully enforceable. Money damages for the breach of the foregoing covenants may not be capable of determination. Accordingly, the foregoing covenants shall be subject to specific enforcement in any court of competent jurisdiction.

12. Miscellaneous Provisions.

      a. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties to this Agreement with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

      b. Notices. Any notice under this Agreement shall be deemed sufficiently given by one party to another if in writing and if and when delivered or tendered either in person or by the deposit of it in the United States mail, in a sealed envelope, registered or certified, with postage prepaid, addressed to the person to whom such notice is being given at such person's address appearing on the records of the Company or such other address as may have been given by such person to the Company for the purposes of notice in accordance with this subsection. A notice not given as above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is required or permitted to be given.

      c. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      d. Successors. Anything in this Agreement to the contrary notwithstanding, any transferee, successor, or assignee, whether voluntary, by operation of law, or otherwise, of the shares of the Company shall be subject to and bound by the terms and conditions of this Agreement as fully as though such person were a signatory.

      e. Further Assurances. Each of the Shareholders agrees that during the term of this Agreement such Shareholder will take all such reasonable actions as may be necessary to effect the purposes of this Agreement.

      f. Severability. Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.


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

      g. Remedies. The parties to this Agreement shall have available to them all remedies for breach provided by law or equity. Without limiting the generality of the foregoing, the parties agree that in addition to all other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that in the event any action or proceeding is brought in equity to enforce the same, no Shareholder will urge, as a defense, that there is an adequate remedy at law.

      h. Acknowledgment of Attorney Representation. Each of the Shareholders acknowledges that it has been represented by the counsel of its choice in the negotiation and execution of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Western Media Group Corporation

/s/ Ray Vuono
Ray Vuono, President

Tokyo Consulting Group

/s/ Iwao Nonaga
Iwao Nonaga, President


Medlink West, Inc.


/s/ John Santoyo
John Santoyo, President


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